Exhibit 99.1

PRESS RELEASE

DOLLAR TREE STORES, INC. REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $0.81

CHESAPEAKE, Va. - February 22, 2006 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's leading operator of single price point dollar stores, reported earnings per share of $0.81, for the fiscal fourth quarter ended January 28, 2006, an increase of 9.5% from $0.74 per share for the fiscal fourth quarter ended January 29, 2005. As previously reported, sales for the quarter were $1.079 billion, a 9.3% increase compared to $987.5 million, for the same period, one year ago.

Fourth Quarter 2005 Commentary
“We made progress on key initiatives throughout the year that resulted in improved fourth quarter performance,” said President and CEO Bob Sasser. “Our merchandise value was outstanding, the flow of inventory was much better this season and our stores were ready for the holidays. The expansion of payment type was executed seamlessly and we now accept debit cards in over 70% of the chain. Our Real Estate initiatives combined with the effective execution by our store teams resulted in opening more stores earlier in the year and increased productivity in our new stores.”

“We also continued to strengthen our balance sheet, as we reduced inventory levels and increased cash and investments while repurchasing $180 million of shares during the year.”

For the fourth quarter, gross margin was 35.3%, down from 35.5% last year. The decrease primarily reflects the impact of a slight shift to consumables in the merchandise mix and higher freight expense, slightly offset by a lower rate for distribution and occupancy costs.

Selling, general and administrative expenses, as a percentage of sales, were 22.6% in the fourth quarter of 2005, compared to 22.1% in the same quarter last year. The increase in rate reflects an increase in compensation and benefit expense, property taxes, and utilities.

Operating margin in this year’s fourth quarter was 12.6%, versus 13.4% for the same period, one year ago.

For the year, sales totaled $3.394 billion, an 8.6% increase year-over-year, on a comparable store sales decline of 0.8%. Operating margin was 8.3%, versus 9.4% one year ago. Diluted earnings per share were $1.60.

Deal$ Stores Acquisition
In a press release issued earlier today, the Company announced the pending acquisition of 138 stores and related assets of the Deal$-Nothing Over a Dollar chain, which is owned by SUPERVALU  INC. (NYSE:SVU).

“I am excited about the opportunity that this acquisition provides to expand our presence in the Midwest and Southeast regions,” said Bob Sasser, President and CEO. “We have existing logistics capacity to service all of these stores efficiently with no additional capital expenditure. Furthermore, the Deals acquisition includes a number of “combo” stores that offer an expanded assortment of merchandise including items selling for more than $1. All Deal$ stores will continue to operate under the Deal$ banner and they will provide an opportunity to leverage the Dollar Tree infrastructure in the development of a multi priced business without disrupting the single price point model in Dollar Tree Stores."

Guidance for 2006
The Company estimates sales for the first quarter of 2006 to be in the range of $845 - $870 million. Comparable store sales performance is expected to be positive low single digit. Based upon this sales forecast, diluted earnings per share are estimated to be in the range of $0.29 to $0.31.

For the full year, the Company estimates sales will range from $3.845-$3.940 billion. This estimate is predicated on a square footage growth of 12-14%, which includes 138 Deal$ stores, or about 5% of the annual increase. Comparable store sales performance is projected to be nearly flat to positive low single digits.

Fiscal year 2006 diluted earnings per share are forecast to be in the range of $1.68 to $1.80. These estimates exclude any impact of share repurchase in 2006. The Company has $173 million available to repurchase shares under the original $300 million authorization.

Conference Call
On Wednesday, February 22, 2006, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EST. The telephone number for the call is 703-639-1375. A recorded version of the call will be available until midnight Friday, March 3, and may be accessed by dialing 703-925-2533, and the access code is 844398. A webcast of the call is accessible through Dollar Tree's website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Friday, March 3. Any financial and statistical information related to the call can be accessed through the “Investor Relations / SEC Filings / Non-GAAP Measures” section of Dollar Tree’s website.

The Company’s regular, pre-recorded business update will be available Thursday, April 6, 2006, by 5:00 p.m. EDT, and will remain on-line through Monday, April 10, 2006. Interested parties can access the Company’s update by dialing  757-321-5873.

As of January 28, 2006, Dollar Tree operated 2,914 stores in 48 states. For the year, Dollar Tree opened 232 stores, closed 53 stores, and expanded or relocated 93 stores. The Company’s retail selling square footage totaled approximately 23.0 million at January 28, 2006, a 12.7% increase compared to a year ago. The Company also operates a coast-to-coast logistics network of nine distribution centers.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, will, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward looking statements include statements regarding our plans for the proposed Deals acquisition, total and comparable-store sales and earnings for future periods, as well as our plans for square footage growth and share repurchase.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed April 14, 2005 and our Quarterly Report on Form 10-Q filed December 8, 2005. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

DOLLAR TREE STORES, INC.
Condensed Consolidated Income Statements
(Dollars in thousands, except per share data)

	Fourth Quarter ended		Year ended
	Jan. 28,	Jan. 29,	Jan. 28,	Jan. 29,
	2006	2005	2006	2005

Net sales	$1,079,017	$987,478	$3,393,924	$3,126,009

Cost of sales	698,648	636,747	2,221,561	2,013,470

Gross profit	380,369	350,731	1,172,363	1,112,539
	35.3%	35.5%	34.5%	35.6%

Selling, general & administrative expenses	243,907	218,512	889,124	818,988
	22.6%	22.1%	26.2%	26.2%

Operating income	136,462	132,219	283,239	293,551
	12.6%	13.4%	8.3%	9.4%

Interest expense, net	(1,789)	(1,217)	(8,021)	(5,381)

Income before income taxes	134,673	131,002	275,218	288,170
	12.5%	13.3%	8.1%	9.2%

Income tax expense	48,174	47,348	101,300	107,920

Net income	86,499	83,654	173,918	180,250
	8.0%	8.5%	5.1%	5.8%

Net earnings per share:
Basic	$0.81	$0.74	$1.61	$1.59
Weighted average number of shares	106,420	112,951	108,335	113,295

Diluted	$0.81	$0.74	$1.60	$1.58
Weighted average number of shares	106,831	113,656	108,759	113,986

DOLLAR TREE STORES, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	Jan. 28,	Jan. 29,
	2006	2005

Cash and cash equivalents	$65,834	$106,532
Short-term investments	273,950	211,275
Merchandise inventories	576,545	615,483
Other current assets	27,347	36,597
Total current assets	943,676	969,887

Property and equipment, net	681,801	685,386
Intangibles, net	129,348	129,032
Other assets, net	43,575	8,367

Total assets	$1,798,400	$1,792,672

Current portion of long-term debt	19,000	19,000
Accounts payable	135,555	124,195
Other current liabilities	99,203	117,491
Income taxes payable	41,698	33,669
Total current liabilities	295,456	294,355

Long-term debt, excluding current portion	250,000	250,000
Other liabilities	80,669	84,105

Total liabilities	626,125	628,460

Shareholders' equity	1,172,275	1,164,212

Total liabilities and shareholders' equity	$1,798,400	$1,792,672

STORE DATA:
Number of stores open at end of period	2,914	2,735
Total selling square footage (in thousands)	23,022	20,444

DOLLAR TREE STORES, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	Year ended
	January 28,	January 29,
	2006	2005

Cash flows from operating activities:
Net income	$173,918	$180,250
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	140,717	129,291
Other non-cash adjustments	(12,238)	21,575
Changes in merchandise inventories	38,938	(89,840)
Other changes in working capital	35,415	35,213
Total adjustments	202,832	96,239
Net cash provided by operating activities	376,750	276,489

Cash flows from investing activities:
Capital expenditures	(139,247)	(181,782)
Purchase of short-term investments	(885,480)	(465,815)
Proceeds from maturities of short-term investments	822,805	339,035
Purchase of restricted investments	(29,944)	-
Acquisition of favorable lease rights	(3,646)	(6,845)
Net cash used in investing activities	(235,512)	(315,407)

Cash flows from financing activities:
Proceeds from long-term debt, net of facility fees of $1,094	-	248,906
Repayment of long-term debt and facility fees	-	(148,568)
Principal payments under capital lease obligations	(12,206)	(5,572)
Proceeds from stock issued pursuant to stock-based
compensation plans	10,668	15,105
Payments for share repurchases	(180,398)	(48,611)
Net cash provided by (used in) financing activities	(181,936)	61,260
Net increase (decrease) in cash and cash equivalents	(40,698)	22,342
Cash and cash equivalents at beginning of period	106,532	84,190
Cash and cash equivalents at end of period	$65,834	$106,532

Return to Form 8-K